As filed with the Securities and Exchange Commission on October 5, 2021

Registration No. 333-223575

Registration No. 333-223576

Registration No. 333-254733

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 to FORM S-3 REGISTRATION STATEMENT NO. 333-223575

POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-3 REGISTRATION STATEMENT NO. 333-223576

POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-3 REGISTRATION STATEMENT NO. 333-254733

UNDER

THE SECURITIES ACT OF 1933

STRONGBRIDGE BIOPHARMA plc

(Exact Name of Registrant as Specified in Its Charter)

Ireland

(State or Other Jurisdiction of Incorporation)

98-1275166

(I.R.S. Employer Identification Number)

900 Northbrook Drive

Suite 200

Trevose, Pennsylvania 19053

(610) 254-9200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven M. Pieper

President

900 Northbrook Drive

Suite 200

Trevose, Pennsylvania 19053

(610) 254-9200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Joseph C. Theis, Jr., Esq.

Stephanie A. Richards, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by Strongbridge Biopharma plc, an Irish public limited company (“Strongbridge”) with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (No. 333-223575), filed with the SEC on March 12, 2018, as amended by Amendment No. 1 on March 22, 2018;
•	Registration Statement on Form S-3 (No. 333-223576), filed with the SEC on March 12, 2018; and
•	Registration Statement on Form S-3 (No. 333-254733), filed with the SEC on March 26, 2021.

On May 24, 2021, Strongbridge entered into a transaction agreement (the “Transaction Agreement”) with Xeris Pharmaceuticals, Inc., a Delaware corporation (“Xeris”), Xeris Biopharma Holdings, Inc., a Delaware corporation (“HoldCo”), and Wells MergerSub, Inc., a Delaware corporation and wholly owned subsidiary of HoldCo. Pursuant to the Transaction Agreement, on October 5, 2021, (i) HoldCo acquired Strongbridge pursuant to a scheme of arrangement under Irish law and (ii) MergerSub merged with and into Xeris, with Xeris as the surviving corporation, as a result of which both Xeris and Strongbridge became wholly owned subsidiaries of HoldCo.

As a result of the consummation of the transactions contemplated by the Transaction Agreement, Strongbridge has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by Strongbridge in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Strongbridge hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 5, 2021. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

STRONGBRIDGE BIOPHARMA PLC

By:	/s/ Steven. M. Pieper
Name:	Steven M. Pieper
Title:	President